EXHIBIT 99(d)(1)(C)
VirtualScopics, LLC
2001 Long-Term Incentive Plan

1.           Purposes.  The purposes of the VirtualScopics, LLC 2001 Long-Term Incentive Plan (the “Plan”) are as follows:

(a)           To allow employees, managers, consultants  and strategic partners ("Eligible Participants") of VirtualScopics, LLC, a New York limited liability company (the “Company”), or its subsidiaries (each, a “Subsidiary”) to participate in the equity growth of the Company; and

(b)           To generate an increased incentive for such Eligible Participants to contribute to the Company’s future success and prosperity and to focus on the growth of the Company.

2.           Administration.

2.1           Administration by the Board of Directors.  The Plan shall be administered by the Board of Directors of the Company (the “Board”) or a committee thereof established by the Board.

2.2           Authority.  Subject to the provisions of the Plan and the Limited Liability Company Operating Agreement of the Company (the "LLC Agreement"), the Board shall have the authority to (a) interpret the provisions of the Plan, and prescribe, amend, and rescind rules and procedures relating to the Plan, (b) grant options (“Options”) to purchase Common Units of the Company ("Common Units”) under the Plan in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Options in lieu of current or deferred compensation, (c) modify the terms of, cancel and reissue, or repurchase outstanding Options, subject to Section 6.7, and (d) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Plan.  The determination of the Board on matters within its authority shall be conclusive and binding on the Company, any Subsidiary and all other persons.  The Board shall comply with all applicable laws in administering the Plan.

3.           Participation.  Subject to the terms and conditions of the Plan, the Board shall designate from time to time the Eligible Participants who shall receive Options under the Plan (“Participants").

4.           Units Subject to the Plan.

4.1           Number of Units Available.  Subject to adjustment in accordance with Sections 4.2 and 4.3, there shall be 1,757,979 Common Units available for issuance pursuant to Options granted hereunder.  All Common Units issued under this Plan may be newly issued or treasury Common Units.

4.2           Reissuance of Common Units.

(a)           In the event of the termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Option, that number of Common Units that was subject to such Options but not issued shall be available again for issuance under the Plan.

(b)           In the event that Common Units are delivered under the Plan and are thereafter forfeited or reacquired by the Company (whether or not pursuant to rights reserved upon the award thereof), such forfeited or reacquired Common Units shall be available again for issuance under the Plan.

4.3           Adjustments to Common Units.  In the event of any merger, consolidation, reorganization, recapitalization, spinoff, dividend, split, exchange or other distribution of Units with respect to Common Units or other change in the corporate structure or capitalization affecting the Common Units (each being an “Adjustment”), the type and number of Units which are or may be subject to Options and the terms of any outstanding Options (including the exercise price at which may be issued pursuant to an outstanding Option) shall be equitably adjusted by the Board, in its sole discretion, to preserve both the value of Options awarded or to be awarded to Participants under the Plan and the percentage of outstanding Units (on a fully-diluted basis) available for Options under the Plan immediately prior to the date of the Adjustment (taking into account Options granted but not yet distributed under the Plan).

5.           Options.

5.1           Grants.  Subject to the terms and conditions of the Plan and the LLC Agreement of the Company, upon the grant of an Option to a Participant, the Board shall determine the number of Common Units subject to each Option, the vesting schedule of each Option (subject to Section 5.2(a)), the exercise price of each Option, whether the Participant may tender Common Units in payment of all or a portion of the exercise price,  the periods during which each Option shall be exercisable, and whether an Option shall qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended. Such determinations, together with any other specific terms of the Option determined by the Board, shall be set forth in an option agreement or certificate which shall be provided to the Participant.  The terms of the Options granted under this Plan need not be identical.

5.2           Time For Exercise.

(a)           All Options granted hereunder shall become exercisable no earlier than: (1) a Qualified Sale of the Company or an Initial Public Offering (as such terms are defined below); or (2) the date of vesting that is set forth in the option agreement or certificate provided to the Participant.

(b)           As used in this Section 5.2, the following terms have the following meanings:

(i)           "Initial Public Offering" means any underwritten sale of the Company's Common Units pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission); provided that the following shall not be considered an Initial Public Offering: (i) any issuance of Common Units or common stock as consideration or financing for a merger or acquisition, and (ii) any issuance of Common Units or common stock or rights to acquire common stock to employees of the Company or its Subsidiaries as part of an incentive or compensation plan.

(ii)           "Qualified Sale of the Company" means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a transaction or series of transactions (including by way of merger, consolidation, or sale of stock, but not including an Initial Public Offering) the result of which is that the holders of the Company's outstanding securities entitled to elect Directors ("Voting Securities") immediately prior to such transaction are, after giving effect to such transaction no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly, through one or more intermediaries, of more than 50% of the voting power of all Voting Securities, in each case where the consideration for such assets or Units in such sale or transfer consists of cash and/or publicly traded equity securities for such assets or for at least 50% of the outstanding Voting Securities of the Company (e.g., 100% of such consideration would have to consist of cash and/or publicly traded equity securities if only 50.01% of Voting Securities were sold in such transaction).

5.3           Manner of Exercise.

(a)           An Option may be exercised only by thirty (30)  days prior written notice to the Company of intent to exercise such Option in a Certificate of Exercise (attached as Exhibit A hereto) which shall include the specific number of Common Units and payment to the Company at the time of exercise of the amount of the exercise price for the number of Common Units so specified; provided, however, that, if the Board shall in its sole discretion so determine at the time of the grant of any Option, all or any portion of such payment may be made in kind by the delivery of Common Units having a fair market value (which shall be equal to the average opening bid price in the three (3) days immediately preceding the date of payment) equal to the portion of the exercise price so paid provided that such Common Units are traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ; provided, further, however, that no portion of such payment may be made by delivering Common Units that shall not have been held by the Participant for at least six months.

(b)           As a condition to exercising any Option and/or receiving Common Units, the Participant must execute the then effective LLC Operating Agreement.

6.           General.

6.1           Effective Date.  The Plan is adopted by the Board effective as of November 18, 2002.

6.2           Duration.  The Plan shall remain in effect until all Options granted under the Plan have been satisfied by the issuance of Common Units or have been terminated in accordance with the terms of the Plan or the Option.

6.3           Non-Transferability of Options.  No Option granted under the Plan may be transferred, pledged, or assigned by the Participant by will or the laws of descent and distribution in the event of death, and the Company shall not be required to recognize any attempted assignment of such rights by any Participant.  During a Participant’s lifetime, awards may be exercised only by the Participant or by the Participant’s guardian or legal representative.  Notwithstanding the foregoing, at the discretion of the Board, an Option may permit the transfer of the Option by the Participant solely to members of the Participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Board.

6.4           Compliance with Applicable Law and Withholding.

(a)           The award of any benefit under the Plan may also be made subject to such other provisions as the Board determines appropriate, including, without limitation, provisions to comply with federal and state securities laws or stock exchange requirements.

(b)           If, at any time, the Company, in its sole discretion, determines that the listing, registration, or qualification of any Common Units (or other equity interests) subject to Options is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable, the issuance of Common Units pursuant to any Option, or the removal of any restrictions imposed on Common Units subject to an option, may be delayed until such listing, registration, qualification, consent, or approval is effected.

(c)           The Company shall have the right to withhold from any grant under the Plan or to collect as a condition of any payment under the Plan, as applicable, any taxes required by law to be withheld under applicable law, including the laws of New York State or the United States of America .  To the extent permitted by the Board, to fulfill any tax withholding obligation, a Participant may elect to have any distribution otherwise required to be made under the Plan (or a portion thereof) to be withheld or, where an Option is to be exercised, the Participant may use Common Units received from the exercise of the Option.

6.5           No Continued Employment.  Participation in the Plan will not affect any right the Company has to terminate the employment of a Participant or give any Participant the right to be retained in the employ of the Company or any right or claim to any benefit under the Plan.

6.6           No Rights as a Member.  No Option granted to a Participant under the Plan shall create any rights in such Participant as a member of the Company until Common Units related to the option are registered in the name of the Participant.

6.7           Amendment or Discontinuation of the Plan.  The Board may amend, suspend, or discontinue the Plan at any time; provided, however, that (a) the Board may amend or suspend the Plan to avoid the occurrence of any of the events/circumstances described in clauses (i) or (ii) in Section 6.8 below; and (b), other than such an amendment or suspension by the Board, no amendment, suspension or discontinuance shall adversely affect any outstanding benefit and if any law, agreement or exchange on which Common Units are traded requires member or shareholder approval for an amendment to become effective, no such amendment shall become effective unless approved by vote of the Company’s members.

6.8           Limitations on Applicability.  No Plan provision shall be applicable or enforceable by a Participant if its application would (i) cause a default under the terms of an extension of credit made to the Company or any Subsidiary, or (ii) cause a material change in the Company’s U.S., state or local corporate or tax status.  In addition to the powers reserved to the Board in Section 2.2 above, the Board shall have complete discretion to administer the Plan in such a way as will prevent the occurrence of any such default, or change in corporate tax status.

6.9           Governing Laws.  The Plan shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.